Exhibit 4.11

Execution Copy*

TRUST DEED

dated as of

December 9, 2016

between

FIRSTCARIBBEAN INTERNATIONAL BANK (JAMAICA) LIMITED
(as the Bank)

and

JCSD TRUSTEE SERVICES LIMITED
(as the Trustee)

Patterson Mair Hamilton
Attorneys-at-Law
Temple Hall
85 Hope Road
Kingston 6, Jamaica
Telephone (876) 920-4000
Facsimile (876) 920-0244

i

(continued)

(continued)

(continued)

		Page

Section 19.1	Adverse Market Conditions	30

ARTICLE 20 MEETINGS OF NOTEHOLDERS		31

Section 20.1	Regulations Governing Meetings of Noteholders	31

TRUST DEED

THIS TRUST DEED is made as of this 9th day of December, 2016.

BETWEEN: FIRSTCARIBBEAN INTERNATIONAL BANK (JAMAICA) LIMITED, a bank licenced under the laws of Jamaica with offices at 23-27 Knutsford Boulevard, Kingston 5 in the Parish of St. Andrew, Jamaica (hereinafter called the “Bank”);

AND: JCSD TRUSTEE SERVICES LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 40 Harbour Street, in the City and Parish of Kingston (hereinafter called the “Trustee”).

RECITALS

WHEREAS, by a resolution of the directors passed on the       day of           , 2016, the Bank authorised the issue (in one or more tranches) of one or more series of fixed rate unsecured promissory notes (the “Notes”) denominated in Jamaican Dollars (“J$”) for an aggregate principal amount of up to Three Billion Two Hundred Million Jamaican Dollars (J$3,200,000,000.00) and has determined to secure and constitute such Notes pursuant to this Trust Deed and to make the same available to investors pursuant to a private placement of the Notes, as an Exempt Distribution in accordance with Guidelines published by the Financial Services Commission of Jamaica,

AND WHEREAS the Trustee has agreed to act as trustee of this Trust Deed for the benefit of the Noteholders upon and subject to the terms and conditions of this Trust Deed.

NOW, THEREFORE, THIS TRUST DEED WITNESSETH, that in consideration of the premises and the purchase of the Notes by the Noteholders, the Bank does hereby declare, agree and bind itself to the Trustee for the benefit of Noteholders as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Defined Terms.  In this Deed unless the context otherwise requires, the following terms shall have the following meanings:

“Administrative Notice” has the meaning ascribed thereto in Section 9.1.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 50% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Agreed Rate” means the rate(s) of interest provided for in the respective Note.

“Arranger” means FirstCaribbean International Securities Limited.

“Authorized Newspaper” means a newspaper published daily in Jamaica and having island-wide circulation.

“Board Resolution” means a resolution duly passed by the directors of the Bank or, where permitted by the constitutive documents of the Bank, a memorandum in writing duly signed by all the directors for the time being of the Bank.

“Business Day” means a day on which banks generally are open for business in the corporate area of Kingston and Saint Andrew (excluding Saturdays and public general holidays);

“CIBC” means Canadian Imperial Bank of Commerce, a bank established under the laws of Canada.

“CIBC Guarantee” means a Guarantee issued by CIBC with respect to the obligations of the Bank under the Notes, the same to be in form and substance acceptable to the Trustee.

“Confidential Information” means all non-public information furnished to the Trustee or any Noteholder, by or on behalf of the Bank (including information furnished pursuant to Section 2.5) provided that, in the case of information received from the Bank after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Control” means:

(a)                                 a holding, or aggregate holdings, of shares carrying more than 50% of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings gives de facto control; or

(b)                                 the right to elect directly or indirectly more than one half of the board of directors of a company; or

(c)                                  the ability (directly or indirectly) to control or to exercise a decisive influence over the policy of a company.

“Covenanted Deliverables” means financial statements, certificates, schedules and all other information or documents or things which the Bank has covenanted to deliver to the Trustee pursuant to this Trust Deed or any of the other Related Documents.

“Directors” with reference to the Bank, means the directors for the time being of the Bank.

“Enforcement Action” means any enforcement action taken with respect to or under any applicable Related Document or otherwise pursuant to any common law or statutory right.

“Event of Default” has the meaning set forth in Section 13.1.

“Favourable Legal Opinion” means with respect to any proposed sale or other transfer of Notes or any interest or participation in any Note or grant of any right to acquire any Note, a legal opinion provided to the Trustee and the Bank by the person selling or transferring the Note or Notes from an Attorney qualified to practice in Jamaica confirming that such proposed sale or transfer will not constitute a public issue under the Companies Act or the Securities Act of Jamaica and will not otherwise impose any obligation on the Bank to file any prospectus or registration statement under Jamaican law.

“Financial Year” means the financial year of the Bank.

“GCT” means General Consumption Tax imposed by the General Consumption Tax Act of Jamaica.

“Indemnified Persons” has the meaning ascribed thereto in Section 14.1.

“Interest Payment. Date” means (i) in each case the date upon which interest is payable for the preceding Interest Period but, in respect of the last Interest Period, the Maturity Date, being in each case the date upon which interest is payable for the preceding Interest Period, being the final day of such Interest Period, or (ii) the date upon which interest may be payable pursuant to a Notice of Acceleration.

“Interest Period” means, in the first instance, the period commencing on the Issue Date and ending May 31, 2017 and thereafter each six (6) month period expiring on November 30 and May 31 in each year, but in respect of the last Interest Period, commencing on the penultimate Interest Payment Date and continuing up to but excluding the Maturity Date.

“Issue Date” means, with respect to the initial private placement of Notes and each subsequent private placement, the date on which Notes comprised in the initial private placement or such subsequent private placement, as the case may be, are issued by the Bank.

“JCSD” means the Jamaica Central Securities Depository Limited, or any other legal entity which takes over the functions of the JCSD as a securities depository for securities listed on the Jamaica Stock Exchange.

“JCSD System” means the practices and procedures adopted from time to time by the JCSD for the centralised deposit and registration of listed securities and the clearance of transactions in such securities.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect, as determined by the Trustee in consultation with the Arranger.

“Material Adverse Effect” means an event resulting from any occurrence of whatever nature that materially impairs the ability of the Bank or CIBC to perform, or which renders unlikely, the full and timely compliance by the Bank or CIBC, of its obligations under this Trust Deed or any Related Document, as applicable.

“Maturity Date” means the date (whether arising by acceleration, prepayment or otherwise) on which the principal amounts become due on any Notes.

“Noteholder” means a registered holder for the time being of a Note.

“Noteholder’s Majority” means, at any time, one or more Noteholder(s) holding Notes having an aggregate principal value of more than 50% of all outstanding Notes provided that for the purpose hereof, the principal amount of Notes held by any bank or other entity which is an Affiliate of the Bank shall be disregarded.

“Noteholder’s Super Majority” means, at any time, one or more Noteholder(s) holding Notes having an aggregate principal value of more than 75% of all Outstanding Notes.

“Note Payment” means principal, interest or any other sum payable on, or in respect of, the Notes.

“Notes” means the Notes placed by the Bank under and pursuant to the terms of this Trust Deed, each such Note to be in the form set out in Schedule 2 PROVIDED THAT the Issuer shall (if requested by the Trustee so to do) issue an omnibus or global promissory note in favour of the Trustee for the benefit of Investors and such promissory note shall be entitled to the rights and benefits provided for under this Trust Deed and be deemed a Note.

“Notice of Acceleration” means a written notice stating that the amounts (whether principal, interest and/or other sum) owing under any Note(s) have become due and payable during the continuation of any Event of Default.

“Notice of Cancellation of Acceleration” has the meaning assigned to such term in Section 13.3.

“Notice of Cancellation of Enforcement” means a notice rescinding a Notice of Enforcement.

“Notice of Enforcement” means a notice by the Trustee to the Bank stating that the Trustee proposes to take one or more Enforcement Actions hereunder or under any other Related Document.

“Ordinary Resolution” has the meaning ascribed thereto in clause 11 of Appendix 1.

“Payment Date” means an Interest Payment Date or a Maturity Date or any other date on which any payment on, or in respect of, the Notes falls due for payment.

“Person” means an individual, partnership, company, corporation, trust, unincorporated association, or any other legal entity, or a government or any political subdivision or agency thereof.

“Private Placement” means a private placement of the Notes (in one or more bunches) effected in compliance with all relevant laws, regulations and guidelines (including the Guidelines for Exempt Distributions published by the Financial Services Commission).

“Purchase Agreement” means each of, and “Purchase Agreements” means all of, the purchase agreements pursuant to which an original Noteholder agreed to subscribe for one or more Note(s).

“Register of Noteholders” has the meaning specified in Section 6.1.

“Related Document” means this Trust Deed, the Notes, the CIBC Guarantee, the Purchase Agreements and any other agreement between the Bank and the Trustee and /or Noteholders.

“Registrar” means the Trustee or such person as the Trustee may appoint for purposes of the performance of the services, identified in Article 6, with respect to the Private Placement.

“Replacement Note” has the meaning specified in Section 6.7.

“Responsible Officer” means as respects the Bank, the Managing Director, any director, the Secretary or other person authorized by the Board of Directors to issue notices or other communications to the Trustee on behalf of the Bank.

“Requirement of Law” means as to any Person, the corporate or organizational or governing document of such Person, or any law, treaty, rule regulation, permit, license, administrative directive or order or determination of any arbitrator, court or tribunal, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Secretary” means the secretary for the time being of the Bank.

“Taxes” means all present or fixture taxes, withholding obligations, duties, levies, imposts, deductions or other charges of whatever nature levied or imposed by the Government of Jamaica or any taxation authority thereof.

“Trading Restrictions” means the restrictions set out in Appendix 2 hereto.

“Trustee Fee Letter” means a letter issued by the Trustee to the Bank setting out the fees payable by the Bank to the Trustee.

Section 1.2                                    Interpretation.  The following shall constitute the rules of interpretation and construction applicable hereto (which rules of interpretation and construction shall apply unless the context otherwise requires):

(a)                                 With respect to any term that is defined by reference to any Related Document (capitalized terms used in this Section 1.2 are used as defined herein), for purposes hereof, such term shall continue to have the original definition notwithstanding any termination, expiration or modification of such document except to the extent the parties may otherwise agree in accordance with the terms of such document or this Trust Deed.

(b)                                 The words “hereof,” “herein” and “hereunder” and words of similar import, when used herein, shall refer to this Trust Deed as a whole and not to any particular provision of this Trust Deed and Sections, clauses, sub-clauses, paragraphs, sub-paragraphs, appendices and schedules references are to those contained in or attached to this Trust Deed unless otherwise specified.

(c)                                  Each reference to “days” in this Trust Deed shall mean calendar days, unless the term “Business Days” shall be used. Each reference herein to a time of day shall mean such time in Jamaica, unless otherwise specified.

(d)                                 The meanings given to terms defined in this Section or in any other part of this Trust Deed shall apply to both the singular and plural forms of such terms.

(e)                                  Except as otherwise specified herein, each reference herein to any Related Document or other agreement or document shall be deemed (i) to include all appendices, schedules, exhibits or other attachments thereto and (ii) to refer to such Related Document or other agreement or document as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, including by any Deed of Variation, in accordance with the terms of such Related Document or other agreement or document (to the extent such terms are applicable to any amendment, amendment and restatement, supplement or modification of such Related Document or other agreement or document).

(f)                                   Except as otherwise specified in this Section each reference in this Trust Deed to a Requirement of Law, shall be deemed to refer to such Requirement of Law, as the same may be amended. supplemented or otherwise modified from time to time,

(g)                                  Each reference herein to an Article, a clause, sub-clause, paragraph, sub-paragraph, Appendix or Schedule is, unless otherwise stated, a reference to such Article, clause, sub-clause, paragraph, sub-paragraph, Appendix or Schedule, as the case may be, of this Trust Deed. Clause headings are for ease of reference only and shall be ignored in construing this Trust Deed.

(h)                                 References to a document being in a specific form means that such document shall be in such form (or substantially thereto) and duly completed by insertion of all relevant and appropriate details.

ARTICLE 2

AGREEMENTS, REPRESENTATIONS AND CONDITIONS PRECEDENT

Section 2.1                                    Agreements for benefit of Noteholders.  The Bank hereby acknowledges and confirms that it has entered into this Trust Deed for the benefit of Noteholders and the Trustee, and that the Trustee on behalf of Noteholders and itself may, subject to the terms and conditions of any Related Document issued for the benefit and security of Noteholders and/or the Trustee, enforce the covenants, representations, warranties, conditions and stipulations contained or implied herein.

Section 2.2                                    Reliance by Noteholders.  The Bank further acknowledges that its obligations to Noteholders under the Notes and to the Trustee shall be supported by the CIBC Guarantee and any other Related Document issued by the Bank to the Trustee and, save in circumstances where the Bank has obtained a written waiver of the condition sought to be enforced in accordance with any such Related Document, the Trustee shall be entitled to rely upon and to enforce in accordance with their respective terms and the provisions hereof each and every Related Document.

Section 2.3                                    Representations and Warranties.  To induce Noteholders to purchase Notes, the Bank hereby makes the representations and warranties set out in Schedule I hereto. The representations and warranties shall be deemed to be repeated by the Bank on and as of each day from the date of this Trust Deed until all monies owing by the Bank to the Trustee and Noteholders have been paid or repaid in full, as if made with reference to the facts and circumstances existing on each such date.

Section 2.4                                    Conditions Precedent.  The obligation of each Noteholder to pay the purchase price for his Note is subject to the satisfaction or written waiver of the following conditions precedent, before or concurrently with such payment:

(i)                                     this Trust Deed and all other Related Documents and the Notes shall have been duly executed and are made ready for stamping, such stamping to be impressed within seven (7) days after the Trust Deed, all Related Documents and the Notes have been duly executed;

(ii)                                  the Bank shall have duly filed a Notice of Exempt Distribution (Form XD F-1) with the FSC and otherwise taken all requisite steps to secure the registration of the transaction contemplated herein as an exempt distribution under the Guidelines for Exempt Distributions (Guidelines SR-GUID-08/05-0016);

(iii)                               all licenses, permits, approvals (including environmental approvals) from the relevant government or other agencies, for the operation of the Bank’s business;

(iv)                              a certified copy of a Board Resolution approving the private placement of Notes with an aggregate principal amount of up to Three Billion Two Hundred Million Jamaican Dollars (J$3,200,000,000.00);

(v)                                 a specimen signature authenticated by the Secretary of the Bank of each person authorised by the resolution referred to in sub-paragraph (iv) to sign and deliver this Trust Deed and each Related Document;

(vi)                              a certificate signed by the Managing Director of the Bank certifying that no Event of Default has occurred and is subsisting or would otherwise result from disbursement of the proceeds of the Notes to the Bank and that as far as the Bank is aware, after due enquiry, the representations and warranties are true and complete as at the date of such certificate;

(vii)                           the Bank shall have paid or caused to be paid all accrued costs, fees and expenses of the Trustee including legal fees and expenses of the attorneys for the Arranger and the Trustee;

(viii)                        no event or circumstance has occurred and is continuing that, in the reasonable opinion of the Trustee (in consultation with the Arranger), would have a Material Adverse Effect;

(ix)                              the Trustee (in consulation with the Arranger) being satisfied that there has been no material adverse change in or affecting:

(a)                                 the financial, economic, political or other condition of Jamaica; or

(b)                                 the local market for loans and debt securities;

without regard, in either case, to the effect of any such material adverse change on the Bank;

(x)                                 no announcement shall have been made by any competent rating agency confirming any ratings downgrade with respect to the outstanding senior indebtedness of CIBC.

Section 2.5                                    Bank’s Covenants.  So long as any amount is owing to any Noteholder or the Trustee hereunder, the Bank shall send to the Trustee:

(i)                                     as soon as available, and in any event within 180 days after the end of each fiscal year of the Bank, a copy of the annual audited financial statements of the Bank, including the balance sheet of the Bank as of the end of such fiscal year and the related statement of income of the Bank for the fiscal year then ended, accompanied by an opinion of its auditors;

(ii)                                  as soon as available, and in any event within 30 days after the end of each semi-annual period of each fiscal year of the Bank the semi-annual unaudited financial statements of the Bank, including the balance sheet of the Bank for such semi-annual period, and the related statement of income of the Bank for such semi-annual period, setting out in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year together with a certificate of its chief financial officer or a director that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Bank has taken or proposes to take in respect thereto;

(iii)                               as soon as available, and in any event within seven (7) Business Days after the Bank becoming aware thereof, notice of any material litigation, investigation or proceeding affecting the Bank;

(iv)                              promptly after request, such other relevant business or financial information that the Trustee may from time to time reasonably request for purposes of determining whether a Material Adverse Change has occurred.

ARTICLE 3

COVENANT TO PAY

Section 3.1                                    Covenant to Pay Principal.  The Bank covenants with the Trustee to pay to the Noteholders, on the Maturity Date the aggregate principal amount due and payable on all the Notes. Notwithstanding the foregoing, if a Notice of Acceleration shall be served upon the Bank then all principal sums owing on the Notes (together with accrued interest thereon) and all other sums payable by the Bank on account of the Notes shall be due and payable forthwith or otherwise as demanded in any such Notice of Acceleration.

Section 3.2                                    Covenants to Pay Interest.  The Bank covenants with the Trustee to pay to the Noteholders, no later than one (1) Banking Day prior to each Interest Payment Date, the aggregate amount due and payable (in respect of interest upon the Notes).

Section 3.3                                    Computation of Interest.  For the purposes of Section 3.2 interest shall be calculated and paid at the Agreed Rate and shall accrue from day to day (as well after as before any judgment) and be prorated on the basis of a 365-day year for the actual number of days comprised in each Interest Period.

Section 3.4                                    Other Payments.  The Bank covenants to pay to the Noteholders, on or before the due date thereof, all other sums payable to Noteholders on account of the Notes and all sums payable to the Trustee pursuant to the terms of this Trust Deed and any Related Document.

Section 3.5                                    Payments without Set-Off.  All payments of principal and interest shall be made, irrespective of any right of counter-claim or set-off, to the persons entitled thereto in Jamaica, in Jamaican dollars in cleared funds for value as of the due date for payment.

Section 3.6                                    Payment Due on Non-Business Day.  If any Payment Date falls on a date that is not a Business Day, then the sum payable on such Payment Date shall be due on the next succeeding Business Day, and such extension of time shall be included in the computation of interest (where applicable); provided that if such extension would cause the payment to be made in the following calendar month, then such payment shall be made on the Business Day immediately preceding such Payment Date.

Section 3.7                                    Intentionally Omitted.

Section 3.8                                    Sharing of Payments, Etc.  By subscribing for or otherwise purchasing a Note or any interest therein, each Noteholder hereby agrees to share ratably with all other Noteholders any payment which he may receive or recover in excess of his ratable share of payment. Pursuant to the foregoing, if any Noteholder (herein called a “Purchasing Noteholder”) shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payment received by it in respect of any insurance policy or from any third party, other than a guarantor of the Bank’s obligation under the Notes) on account of the Note(s) held by him in excess of the ratable share of payment(s) attributable to such Note(s) (such excess amount herein called “Excess Payment”), such Purchasing Noteholder shall forthwith deliver the Excess Payment to the Trustee who shall, on receipt thereof, forthwith purchase on behalf of the Purchasing Noteholder from the other Noteholders, such participations in their Notes as shall be necessary to cause the Purchasing Noteholder to share the Excess Payment ratably with each of the other Noteholders; provided that, if all or any portion of such Excess Payment is thereafter recovered from such Purchasing Noteholder, such purchase from each Noteholder shall be rescinded and each such Noteholder shall repay to the Purchasing Noteholder the purchase price to the extent of such recovery together with an amount equal to such Noteholder’s ratable share (according to the proportion of (i) the amount of such Noteholder’s required repayment to (ii) the total amount so recovered from the Purchasing Noteholder) of any interest or other amount paid or payable by the Purchasing Noteholder in respect of the total amount so recovered. Participations in Notes purchased pursuant to the foregoing by the Trustee on behalf of a Purchasing Noteholder shall be held in trust by the Trustee on behalf of such Purchasing Noteholder. Upon purchasing a participation in any Note pursuant to this Section 3.8 the Trustee shall take such steps as may be practical to ensure that a bona fide purchaser for value of such Note receives due notice of the sale of the participation therein and in pursuance thereof, may retain the purchase price for such participation until the Noteholder presents the Note to be duly marked with notation of the sale of the participation or to be cancelled and replaced pursuant to Section 6.5.

Section 3.9                                    Unconditional Right to Payment.  Notwithstanding any other provision in this Trust Deed, the Bank hereby irrevocably acknowledges that the right of Noteholders to be paid all principal, interest or other sums payable upon the Notes on the dates and in the manner herein provided and to take Enforcement Action through the Trustee (or directly where so authorized) is absolute and unconditional.

ARTICLE 4

THE NOTES

Section 4.1                                    Initial Note Issue and Secondary Issues.  The Bank shall privately place (in one or more tranches) Notes having an aggregate principal value of up to Three Billion Two Hundred Million Jamaican Dollars ($3,200,000,000.00). The aggregate principal amount of Notes that may be authenticated, delivered and outstanding under this Trust Deed at any time shall not exceed the sum of Three Billion Two Hundred Million Jamaican Dollars ($3,200,000,000.00) (herein called the “Note Cap”). Except as set forth in Sections 6.4, 6.5 and 6.7, the Bank may not issue additional Notes after the aggregate principal amount of all Notes issued has reached the Note Cap.

Section 4.2                                    Title and Form of the Notes.  The general title of the Notes shall be the “FIRSTCARIBBEAN INTERNATIONAL BANK (JAMAICA) LIMITED Unsecured Notes due 2019” and each Note shall be in the form set out in Schedule 2 hereto and shall be constituted and issued pursuant to a resolution duly passed by the Directors and shall be in such denominations as the Bank may determine.

Section 4.3                                    Ranking of Notes inter se.  All Notes, irrespective of t he time of placement, shall constitute a single series and shall among themselves rank pari passu, equally and ratably without discrimination or preference. All Notes will also rank equally with all other existing and future unsubordinated and unsecured debt of the Bank.

Section 4.4                                    Execution and Stamping.  The Notes shall be executed on behalf of the Bank by any two (2) Directors or by a Director and the Secretary or by such other two persons duly authorized by a Board Resolution. The signature(s) of any of the foregoing persons on the Notes shall be manual. Notes bearing the manual signature of individuals who were at any time the proper officers of the Bank shall bind the Bank, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of the Notes or shall not have held such offices at the Issue Date of such Notes. The Bank shall procure that each Note is duly stamped in accordance with the Stamp Duty Act of Jamaica.

Section 4.5                                    Authentication and Delivery.  After execution and stamping, the Notes shall be delivered to the Trustee for authentication and the Trustee shall authenticate, register and deliver pursuant to Article 6, the Notes to the Noteholders entitled thereto. No Notes shall be entitled to the benefit of this Trust Deed or the CIBC Guarantee or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication in the form set out in Schedule 3, executed by the Trustee by manual signature and such authentication certificate upon the Note shall be conclusive evidence and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 4.6                                    Temporary Notes.  Pending the preparation of definitive Notes the Bank may execute and upon the request of the Bank the Trustee shall authenticate and deliver temporary Notes which are printed, lithographed, typewritten or otherwise produced, in any denomination, of the identical tenor of the definitive Notes in lieu of which they are issued, in registered form. If temporary Notes are issued the Bank shall cause definitive Notes to be prepared without unreasonable delay. After preparation of the definitive Notes the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the offices of the Trustee, without charge to the Noteholder. Upon surrender of temporary Notes the Bank shall execute, stamp and deliver to the Trustee and the Trustee shall authenticate and deliver to the relevant Noteholders in exchange for their temporary Notes a like principal amount of definitive Notes in authorized denominations. Until so exchanged, temporary outstanding Notes shall, in all respects, be entitled to the benefit and security of this Trust Deed and each Related Document in all respects, subject to the obligations imposed thereby, and interest and principal shall be payable thereon accordingly.

Section 4.7                                    Power of Attorney.  Notwithstanding the provisions contained in Section 4.5, the Issuer hereby irrevocably appoints the Trustee (whether or not a Receiver has been appointed) as the attorney of the Issuer with full power to appoint substitutes and to delegate, in its name and on its behalf, and as its act and deed or otherwise, at any time to execute, deliver and perfect any document, perform any act, or give any instructions under the JCSD System or otherwise, as the same may be deemed by the attorney necessary or desirable to transfer legal ownership of any omnibus or global Note in favour of the Trustee or any interest(s) in any such omnibus or global Note.

ARTICLE 5

USE OF NOTE PROCEEDS

Section 5.1                                    Use of Proceeds.  The proceeds of the issuance of the Notes shall be available and the Bank agrees that it shall use such proceeds for general corporate purposes.

ARTICLE 6

REGISTRATION AND TRANSFER OF NOTES

Section 6.1                                    Register of Noteholders.  Subject to receiving from the Bank or the Arranger a complete list of the names and addresses of initial purchasers of Notes, the principal amount of Notes purchased by each such purchaser and such additional information as may be reasonably required for this purpose, the Trustee shall establish or cause that there be established a register (herein the “Register of Noteholders”) and shall, so long as there are outstanding Notes, at its own expense (except for printing, postage charges, facsimile charges and courier charges which shall be reimbursed by the Bank):

(a)                                 up-date and keep current the Register of Noteholders;

(b)                                 maintain proper records of all transfers of Notes and documents received in relation to or affecting the title to any Note or any interest payable thereon (including, without prejudice to the generality of the foregoing, all transfers, probates, letters of administration and powers of attorney);

(c)                                  subject to Section 6.7, authenticate new Notes to replace Notes which have been lost, stolen, defaced or destroyed;

(d)                                 register and otherwise effect transfer of Notes pursuant to Article 6 hereof;

(e)                                  prepare and deliver to the Bank at the end of each Financial Year of the Bank, a list of Noteholders;

(f)                                   prepare and dispatch to Noteholders all such circulars or notices which may be appropriate or reasonably required by the Bank; and

(g)                                  generally perform all such functions as are usually performed by registrars and transfer agents in respect of registered debt issues.

Section 6.2                                    Trading Restrictions.  Noteholders shall be subject to the Trading Restrictions set out in Appendix 2.

Section 6.3                                    Negotiation of Notes.  Subject to the applicable trading Restrictions, Notes, being negotiable promissory instruments, may be transferred by endorsement and delivery and the Trustee shall, subject to obtaining a Favourable Legal Opinion (where required pursuant to the Trading Restrictions), register transfer of a Note if duly endorsed and delivered for transfer by the registered Noteholder thereof. Except only as respect Section 3.8 the Trustee shall not register any transfer of a Note or split any Note if such transfer or split would result in the issue of any Note for a nominal value of less than J$5,000,000. Notwithstanding anything herein the Trustee shall be entitled to assume, unless it has actual knowledge to the contrary, that each transferee of a Note is a person to whom Notes can be transferred in accordance with the applicable Trading Restrictions, that the endorsement of a transferring Noteholder which appears on the face of it to be genuine is in fact genuine and that each transfer has been effected in accordance with the applicable Trading Restrictions, subject to obtaining a Favourable Legal Opinion where required.

Section 6.4                                    Transfer of Notes.  Upon surrender for transfer of any Note in accordance with the provisions of this Trust Deed (herein called the “Old Note”) at the office of the Trustee, (such Old Note having been endorsed by the transferring Noteholder and delivered to the transferee), the Trustee shall give notice thereof to the Bank and the Bank shall prepare, execute, stamp and deliver to the Trustee in the name or names of the designated transferee or transferees, one or more Note(s), (herein called the “New Note(s)”) in such authorized denomination and for a like aggregate principal amount. The Trustee shall authenticate the New Notes and shall denote the transfer in the Register of Noteholders and shall deliver the New Notes to the transferee or transferees or such person or persons as the transferee or transferees may designate. Every New Note shall constitute the valid obligation of the Bank, evidencing the same debt and entitled to the same security and benefits under this Trust Deed and every Related Document as the Notes which they replaced. All Old Notes surrendered upon exchange shall be promptly cancelled by the Trustee and thereafter disposed of as directed by the Bank.

Section 6.5                                    Note-splitting.  At any time, Noteholders holding Notes in denominations of more than J$5,000,000 may surrender such Notes to the Bank to be replaced by Notes in smaller denominations as may be requested provided that no Note shall be issued in a denomination of less than J$5,000,000. Each Note issued pursuant to this Section shall constitute the valid obligation of the Bank evidencing a debt for the principal sum specified and shall be supported by the CIBC Guarantee, equally and ratably with other outstanding Notes.

Section 6.6                                    Transfer to the Bank.  If prior to the Maturity Date the Trustee receives any request to register a transfer of any Note or any interest in any Note to the Bank, the Trustee shall not register such transfer unless the Trustee is satisfied that the Bank is not prohibited from repurchasing such Note by the terms of this Trust Deed or any Related Document.

Section 6.7                                    Lost or Mutilated Notes.  (a) If (i) any mutilated Note is surrendered to the Trustee or the Bank or if the Bank and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Bank and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Bank or the Trustee that such Note has been acquired by a bona fide purchaser for value, the Bank shall execute, stamp and deliver a replacement Note (such Note, a “Replacement Note”) to the Trustee and upon the Bank’s request the Trustee shall authenticate and deliver the Replacement Note to the holder of such mutilated, destroyed lost or stolen Note in exchange for or in lieu of such mutilated, destroyed, lost or stolen Note. Immediately prior to replacement of a Note which was mutilated, destroyed, lost or stolen, such Note shall be cancelled on the Register of Noteholder and shall cease to be binding on the Bank. If any such

Note is later found and comes into the possession of any Noteholder such Noteholder shall deliver such Note to the Trustee for destruction or other disposal as the Bank may direct.

(b)                                 In case any mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Bank may in its discretion, instead of issuing a Replacement Note pay and discharge such Note.

Section 6.8                                    Status of Replacement Notes and New Notes.  Upon the due authentication thereof, Replacement Notes (whether or not any destroyed, lost or stolen Note shall be enforceable at any time by anyone) and New Notes issued pursuant to Section 6.4 shall constitute the valid obligation of the Bank evidencing the same debt as such mutilated, destroyed, lost or stolen Note or the Old Note, as the case may be, and as such, and shall be entitled to all the security and benefits under this Trust Deed and any Related Document, equally and ratably with other outstanding Notes.

Section 6.9                                    Exclusive Provision.  The provisions of this Article 6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 6.10                             Protection of Trustee.  The Trustee shall take all usual and proper precautions for the purpose of ascertaining the genuineness of any document presented to the Trustee in connection with its duties hereunder but if any such document accepted by the Trustee as genuine shall nonetheless prove to be forged or otherwise defective or erroneous, the Trustee shall not (in the absence of fraud or gross negligence) thereby incur any responsibility or liability and the Bank shall indemnify and keep the Trustee indemnified against all liabilities and expenses which the Trustee may incur or be put to in connection with acceptance of any such document as aforesaid.

Section 6.11                             No Notice of Trust.  Except as may be required by the order of a court of competent jurisdiction, no registered Noteholder shall be recognized as holding any Notes in trust for any other person and the Trustee shall not be bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest or participation in any Note or any such interest in any fractional part of a Note or any other rights in respect of any Note, except an absolute right to the entirety thereof in the registered holder or registered holders thereof.

Section 6.12                             Joint-holders.  Where any Note is registered in the names of joint holders, it shall be assumed unless and until a written appropriate notice is received from all joint holders that they are joint tenants of the Note with rights of survivorship. Subject always to Section 6.3, the Trustee shall not register more than two (2) persons as holders of any Note. Cheques or other payment orders to joint-holders will be drawn or made in the same manner as their names appear on the Register of Noteholders.

ARTICLE 7

CANCELLATION OF NOTES

Section 7.1                                    Optional Prepayment.  The Bank shall have the right to prepay in part, ratably among Noteholders, or in full the principal value of the Notes at any time following the expiration of two Interest Payment Dates from the Issue Date giving the Noteholders at least thirty (30) days’ advance written notice of the intention to prepay and paying a prepayment fee equal to 0.25% of the amount being prepaid. In the case of a partial prepayment of any principal value of the Notes each partial reduction shall be in a minimum amount of J$10,000,000 or any whole multiple of J$10,000,000.

Section 7.2                                    Intentionally Omitted.

Section 7.3                                    Intentionally Omitted.

Section 7.4                                    Cancellation.  All Notes surrendered to the Trustee for transfer or exchange shall be promptly cancelled by the Trustee and, if surrendered to any person other than the Trustee, shall be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by the Trustee. The Bank may at any time after the Maturity Date deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder, which the Bank may have acquired in any manner whatsoever and the Notes so delivered shall be promptly cancelled. If prior to the Maturity Date, the Bank shall deliver to the Trustee for cancellation any Note previously issued (other than in circumstances involving the issue of a New or Replacement Note of like tenor for the same principal amount) the Trustee shall not cancel such Note unless the Trustee is satisfied that the Bank is not prohibited from repurchasing such Note by the terms of this Trust Deed or any Related Document.

Section 7.5                                    Disposal of Cancelled Notes.  The Trustee shall dispose of cancelled Notes in such manner as the Bank shall direct and if the Bank shall fail to give directions in that regard to the Trustee then the Trustee shall be entitled to deliver the cancelled Notes to the Bank.

ARTICLE 8

PAYMENT ARRANGEMENTS

Section 8.1                                    Calculation of Note Payment.  Not later than seven (7) Business Days before each Payment Date the Trustee shall calculate the Note Payment which shall become due on such Payment Date and shall deliver a copy of such calculation to the Bank. Upon receipt of the aforesaid calculation the Bank shall promptly check and verify the calculation and any error of calculation or discrepancy between the calculation received from the Trustee and the Bank’s calculation of the Note Payment shall be promptly notified to the Trustee. The parties shall use their best endeavours to agree as expeditiously as possible the amount of any Note Payment by the time the Trustee is obliged pursuant to Section 8.2 to act on the arrangements provided for in Section 2 towards settlement of the Note Payment.

Section 8.2                                    Payment on Notes.  The Bank shall deliver, or cause that there be delivered to the Trustee not later than one (1) Business Day before the respective Payment Date, cheques, each made payable to the respective Noteholder, for delivery to such Noteholder(s). The Bank hereby authorizes and directs the Trustee to deliver such cheque(s) on the relevant Payment Date, in settlement of the amount(s) due on such Payment Date. The Trustee shall prepare a record of all Note Payments. Delivery by the Trustee of such cheque(s) will be made to the Noteholder(s) at the office of the Registrar upon presentation of the Note, but in respect of Notes in the custody of the Trustee, payment shall be made to the accounts specified by the Noteholders thereof PROVIDED THAT the Note Payments may be made in such other manner as the Bank, Trustee and each respective Noteholder may agree in writing.

Section 8.3                                    Unclaimed Note Payment.  Any cheque representing part of a Note Payment that is not claimed by the Noteholder(s) entitled thereto within six (6) months after the Relevant Date shall be returned to the Bank provided that before effecting such return the Trustee shall at the expense of the Bank cause to be published once in an Authorized Newspaper, notice that such Note Payment remains unclaimed and that after a date specified therein (which shall not be less than thirty (30) days nor more than sixty (60) days from the date of such publication), the cheque representing such unclaimed Note Payment will be returned to the Bank.

Section 8.4                                    Intentionally Omitted.

Section 8.5                                    Application of Proceeds.  Where principal and interest are owing to Noteholders and they receive any sum on account of the Notes from an Enforcement Action then, unless the relevant Related Document shall otherwise provide, the sum so received shall be applied pro rata among the Noteholders, (i) first towards interest; (ii) second towards costs and expenses (if any) and (iii) the balance, if any, to principal.

ARTICLE 9

ADDITIONAL ADMINISTRATIVE DUTIES OF TRUSTEE

Section 9.1                                    Administrative Notice on Receipt of Certain Documents.  Upon receipt of any:

(a)                                 Covenanted Deliverables; or

(b)                                 other notice or other document or written information from the Bank or from any person on behalf of the Bank; or

(c)                                  opinion (including counsel’s opinion), report or other document requested or commissioned by the Trustee from any person (including the Bank); or

(d)                                 writ or summons, or statement of claim or other legal process in any legal action, arbitration or administrative proceedings involving the Bank; or

(e)                                  other pertinent document whether or not similar to any of the foregoing;

and in the case of (b), (c), (d) or (e), if any such document or written instrument concerns or relates to the Bank or any Affiliate and would, in the absolute judgment of the Trustee be material to a prudent investor in the Notes, then and in any such case the Trustee shall issue an administrative notice (“Administrative Notice”) to all Noteholders informing them that such document or other instrument is available for inspection at the office of the Trustee, Subject to the prior written consent of the Bank the Trustee may, at its discretion, in lieu of an Administrative Notice send copies or the relevant document or instrument to all Noteholders. Any and all Confidential Information delivered to any Noteholder shall be subject to the confidentiality provisions of Section 18.1 hereof.

Section 9.2                                    Notices to Joint Holders.  Notice to joint Noteholders shall be deemed to be duly given if given to the first named Noteholder on the Register of Noteholders.

Section 9.3                                    Notice by e-mail.  The. Trustee may and shall be authorized to send notices to any Noteholder by electronic mail or other electronic form where such Noteholder has given consent to such means of communication.

ARTICLE 10

NOTEHOLDERS’ WAIVER

Section 10.1                             Amendments and Waivers.  Neither this Trust Deed or the Notes, nor any terms hereof or thereof may be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by the Bank and the Trustee with the consent of the Noteholders given by an Ordinary Resolution; provided that during the occurrence and continuation of an Event of Default, the consent of the Bank shall not be required to waive, amend, supplement or modify this Trust Deed or the Notes unless such waiver, amendment, supplement or modification affects in any way the rights or duties of the Bank; provided further that no such waiver and no such amendment, supplement or modification shall, unless made in writing and signed by the Trustee and the Bank and approved by a Noteholders’ Super Majority do any of the following:

(i)                                     increase the investment of any Noteholders in any Note or subject any Noteholder to any additional obligations;

(ii)                                  reduce the principal of, or interest on, any Note or any fees or other amounts payable hereunder (other than waiving the requirement to pay the increased rate of interest applicable during the continuation of an Event of Default in connection with the waiver of such Event of Default by the Ordinary Resolution of Noteholders);

(iii)                               postpone any date fixed for any payment of principal of, or interest on, any Note or any fees or other amounts payable hereunder (other than restoring the schedule for repayment of Notes to that set forth in Section 3.1(a) after issuance of a Notice of Cancellation of Enforcement or a Notice of Cancellation of Acceleration);

(iv)                              change the aggregate unpaid principal amount of the Notes, or the nominal amount of Notes, that shall be required for the Noteholders or any of them to take any action hereunder;

(v)                                 amend, modify or waive Section 3.2 or 3.3;

(vi)                              consent to the assignment or transfer by the Bank of any of its rights or obligations under this Trust Deed or any Related Document; or

(vii)                           amend this Section 10.1.

Any waiver, amendment, supplement or modification as hereinbefore referred to in this Clause 10.1 shall not require the signature or approval of Trustee unless its rights or duties (in such capacity) are affected thereby.

ARTICLE 11

TRUSTEE’S POWERS

Section 11.1                             Manifest Errors.  The Trustee shall have power to unilaterally consent only to the correction of any manifest error in this Trust Deed or any other Related Document including any typographical or grammatical errors. The Trustee shall give due notice to Noteholders of any such correction made in accordance with this Section 11.1 and such correction shall be conclusive and binding on the Noteholders.

Section 11.2                             Engagement of Professional Advisers.  The Trustee may engage any attorney, accountant or other professional adviser to advise the Trustee on any issue arising hereunder where the Trustee believes, acting reasonably, that such advice is necessary or desirable for the proper discharge by the Trustee of its duties or powers hereunder or otherwise for protecting the interest of Noteholders. Where the Trustee considers that it may consult with the Bank on the matter of such engagement without (i) impairing its ability to act in the proper discharge of its duties and powers hereunder; and/or (ii) adversely affecting the interest of Noteholders, the Trustee shall consult with the Bank about such intended engagement, prior to undertaking the engagement. The Bank shall on first request, promptly reimburse the Trustee in respect of all reasonable attorney’s fees, accountant’s fees and other professional fees and costs incurred in connection with the engagement of any such attorney, accountant or other professional.

ARTICLE 12

FURTHER POWERS & PRIVILEGES AND PROTECTION

Section 12.1                             Powers under the Trustee Act.  The Trustee shall have all the powers conferred on trustees by the Trustee Act of Jamaica.

Section 12.2                             Reliance on Expert Advice.  The Trustee may, in relation to this Trust Deed, act on the opinion or advice of, or information obtained from, any lawyer, valuator, surveyor, banker, broker, auctioneer, accountant or other expert whether obtained by the Bank or by the Trustee and shall not be responsible for any loss occasioned by such action. Any such opinion, advice or information may be sent by letter, facsimile, cablegram or recognized courier service and the Trustee shall not be liable for acting on any opinion, advice or information purporting to be conveyed by any such letter, facsimile, cablegram or recognized courier service, even if it shall contain some error or shall not be authentic.

Section 12.3                             Trustee may Assume Compliance etc.  (a) Except as expressly provided in this Trust Deed, the Trustee shall be and is hereby authorised to assume without enquiry, in the absence of actual knowledge by or an express notice to it to the contrary that the Bank is duly performing and observing all the terms of this Trust Deed and the Related Documents to be performed and observed by the Bank and in particular, the Trustee shall not be bound to take any steps to ascertain whether any Event of Default has happened.

(b)                                 The Trustee may call for, and shall be at liberty to accept, a certificate signed by the Managing Director, any director or the Secretary of the Bank as sufficient evidence of any fact or matter on which the Trustee may require to be satisfied or to have information or to the effect that, in the opinion of the person so certifying, any particular dealing, transaction, step or thing is expedient The Trustee shall not be bound to call for further evidence and shall not be responsible for any loss occasioned by acting on any such certificate.

(c)                                  The Trustee may accept, without further enquiry, as conclusive evidence of the matter so certified, a certificate given by the Auditors that, at any particular time or throughout any specified period, any aspect of the Bank’s financial affairs was as stated in such certificate.

(d)                                 The Trustee shall not be responsible for having acted upon any resolution purporting to have been passed at any meeting of Noteholders of which minutes have been made and signed, even though it may subsequently be found that there was some defect in the constitution of the meeting or the passing of the resolution or that, for any reason, the resolution was not valid or binding on Noteholders unless the Trustee had actual knowledge of such defect or invalidity.

(e)                                  The Trustee shall not be responsible for any monies subscribed by prospective Noteholders or be bound to see to the application of such monies.

Section 12.4                             Exercise of Discretionary Powers.  Save as otherwise expressly provided in this Trust Deed, the Trustee shall, as regards all trusts, powers, authorities and discretions vested in it by this Trust Deed, have absolute and uncontrolled discretion as to their exercise and, provided it shall not have acted fraudulently or be grossly negligent it shall not be responsible for any losses, costs, damages or expenses that may result from the exercise or non-exercise thereof. In particular, it shall not be bound to act (whether at the request or direction of the Noteholders or otherwise) under any of the provisions of this Trust Deed unless the Trustee shall first be indemnified to its satisfaction against all proceedings, claims and demands to which the Trustee may become so liable and all costs, charges, and expenses which may be so incurred by the Trustee.

Section 12.5                             Appointment of Agents by Trustee.  In the conduct of trust business, and/or the discharge of any paying agent or registrar roles under and by virtue of this Trust Deed, instead of acting personally, the Trustee may employ and pay an agent to transact or concur in transacting any business and to do or concur in doing all acts required to be done by the Trustee, including the receipt and payment of money and/or any registrar functions. Any Trustee for the time being of this Trust Deed, being a person engaged in any profession or business shall be entitled to all usual reasonable professional and other charges, in addition to disbursements for business, transacted and acts done by him or his firm or employer in connection with the trusts of this Trust Deed, including matters which might or should have been attended to in person by a trustee not being engaged in any profession or business.

Section 12.6                             Trustee’s Consent.  Any consent granted by the Trustee pursuant to this Trust Deed may be granted on such terms and subject to such conditions (if any) as the Trustee may in its absolute discretion determine and may be given retrospectively.

Section 12.7                             Trustee not Precluded from Contracting with the Bank.  Neither the Trustee nor any Affiliate of the Trustee (or any director or officer of a corporation acting as trustee of this Trust Deed) shall be precluded from:

(a)                                 underwriting or guaranteeing the subscription of or subscribing for or otherwise acquiring, holding or dealing with the Notes either with or without commission or other remuneration; or

(b)                                 otherwise at any time contracting or entering into any contract or any financial or other transaction with the Bank or any of its Affiliate or being interested in any such contract or transaction; or

(c)                                  accepting or holding the trusteeship of any other trust deed constituting or securing any other securities issued by the Bank or any of its Affiliates or any person associated with the Bank or any of its Affiliates; or

(d)                                 providing banking, consulting or advisory services to the Bank or any of its Affiliates.

Neither the Trustee nor any Affiliate of the Trustee (or any director or officer of a corporation acting as trustee of this Trust Deed) shall be liable to account, whether to the Bank or any of its Affiliates or to any person associated with the Bank, or to any Noteholder for any profit made or customary brokerage, commission, fees or other remuneration received by the Trustee or any Affiliates of the Trustee (or any director or officer of a corporation acting as trustee of this Trust Deed).

ARTICLE 13

EXERCISE OF ENFORCEMENT POWERS

Section 13.1                             Events of Default.  (a) There shall be an Event of Default if:

(i)                                     default shall be made for a period of thirty (30) days in the payment of any principal, interest or other sum due under any Note or under this Trust Deed or any Related Document;

(ii)                                  an order shall be made or a resolution passed for the winding up of the Bank (except for a members’ voluntary winding up previously approved in writing by the Trustee) and such event shall be certified in writing by the Trustee to be in its opinion materially prejudicial to the interests of the Noteholders or if an order shall be made or a resolution passed for the winding up of the Bank;

(iii)                               if an encumbrancer shall take possession or a receiver is appointed, of or over, all or any part of the assets of the Bank and such event shall be certified in writing by the Trustee to be in its opinion materially prejudicial to the interests of the Noteholders;

(iv)                              any distress, execution or other process shall be levied or enforced or sued upon or against any part of assets of the Bank and such event shall be certified in writing by the Trustee to be in its opinion materially prejudicial to the interests of the Noteholders;

(v)                                 the Bank shall stop or threaten to stop payment of its debts or shall cease or threaten to cease to carry on its business or substantially the whole of its business and such event shall be certified in writing by the Trustee, acting reasonably, to be in its opinion materially prejudicial to the interest of Noteholders;

(vi)                              default shall be made by the Bank in the performance or observance of any covenant, condition or provision (other than any covenant for the payment of principal, interest or other sum owing on any of the Notes or under this Trust Deed or any Related Document) and the Bank shall fail to perform fully or make good the breach of such covenant, condition or provision within thirty (30) days of receipt of a notice in writing from the Trustee requiring it to do so and such failure shall be certified in writing by the Trustee, acting reasonably, to be in its opinion materially prejudicial to the interest of Noteholders;

(vii)                           the Bank shall be unable to pay its debts as they fall due and such event shall be certified in writing by the Trustee, acting reasonably, to be in its opinion materially prejudicial to the interest of Noteholders;

(viii)                        the Bank’s licence to operate as a bank under the laws of Jamaica shall be suspended or cancelled;

(ix)                              any representation or warranty made or given by the Bank herein or in any Related Document, certificate, document or Covenanted Deliverables shall be incorrect in any material respect and such misrepresentation or breach of warranty shall be certified in writing by the Trustee to be in its opinion materially prejudicial to the interest of Noteholders;

(x)                                 there shall be without the prior consent in writing of the Trustee first had and obtained, any Change of Control in relation to the Bank.

PROVIDED THAT in the case of any of the events set out at (a) (ii)-(a)(x) above, an Event of Default shall not occur where the default is capable of being remedied unless the Bank shall have failed to remedy such default within thirty (30) days of a written notice from the Trustee to do so.

(b)                                 The Trustee shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or of the failure by the Bank or any other person to observe or perform its respective obligations under any of the Related Documents, except with respect to the non-payment when due of any money expressly stated to be payable to the Trustee directly or on behalf of Noteholders pursuant to the provisions hereof; unless and until (i) a Responsible Officer of the Bank shall have provided a notice or certificate to the Trustee stating that an Event of Default has occurred and is continuing; or (ii) the Trustee receives a notice from a Noteholder’s Majority stating that an Event of Default has occurred and is continuing.

Section 13.2                             Mandate.  Upon (i) receipt of a notice or certificate from the Bank or a Noteholder’s Majority that an Event of Default has occurred and is continuing or (ii) upon the occurrence and continuance of an Event of Default by reason of non-payment of any sum payable to the Trustee as aforesaid (after giving effect to any grace period applicable thereto), then. (A) if a Noteholder has not actually subscribed for any Note then its commitment to do so shall immediately terminate, and (B) the Trustee shall, summon one or more meetings of Noteholders to determine by Ordinary Resolution whether any or all of the following actions may be taken by way of written notice to the Bank namely:

(i)                                     declaring the principal sum owing on the Notes (with accrued interest thereon) and all other amounts owing in respect hereof to be due and payable forthwith, whereupon the same shall immediately become due and payable; and/or

(ii)                                  requesting the Trustee to take any one or more Enforcement Actions.

Except as expressly provided above in this Article 13, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 13.3                             Acceleration & De-acceleration.  If the Noteholders resolve by Ordinary Resolution to declare the sums owing on account of the Notes due and payable, then the Trustee shall forthwith serve Notice(s) of Acceleration upon the Bank and on the Issuer of the CIBC Guarantee. The Trustee shall also serve Notice(s) of Acceleration upon the Bank and on the Issuer of the CIBC Guarantee if, after receiving a notice or certificate of an Event of Default as aforesaid or after the occurrence of an Event of Default by reason of non-payment of any sum due to the Trustee, it is directed in writing to serve Notice(s) of Acceleration by Noteholders holding in the aggregate more than fifty percent (50%) in nominal value of the Notes. After service of Notice(s) of Acceleration Noteholders may, by Ordinary Resolution resolve to rescind such Notice(s) of Acceleration. A Notice of Acceleration shall also be rescinded if Noteholders holding more than fifty per cent (50%) in nominal value of the Notes so direct the Trustee in writing. Upon rescission of any Notice of Acceleration the Trustee shall serve, upon the Bank and on the Issuer of the CIBC Guarantee notice(s) (each a “Notice of Cancellation of Acceleration”) rescinding such Notice(s) of Acceleration.

Section 13.4                             Enforcement Action.  If as a result of an Event of Default Noteholders resolve by Ordinary Resolution (herein an “Enforcement Resolution”) that any Enforcement Action shall be taken then the Trustee shall subject to:

(i)                                     being satisfied that the costs and expenses of any such Enforcement Action will be recoverable in such Enforcement Action or otherwise being provided by Noteholders with the funds necessary to prosecute such Enforcement Action to finality; and

(ii)                                  receiving (in any case where its counsel opines that such Enforcement Action may expose the Trustee to a viable claim for breach or other action by the Bank in consequence of such Enforcement Action) an indemnity acceptable to the Trustee;

forthwith take and diligently prosecute such Enforcement Resolution.

Section 13.5                             No Action Clause.  No Noteholder shall, in any circumstances, be entitled to take any Enforcement Action for the recovery of any principal, interest or other sum due upon any Notes held by such Noteholder unless (i) the Trustee, pursuant to the provisions hereof, becomes bound to take such Enforcement Action and (ii) the Trustee fails to take such Enforcement Action within a reasonable time or to prosecute same with reasonable dispatch. No Noteholder shall, in any circumstances, be entitled to take any action under Sections 13.2 or 13.3 unless (i) the Trustee, pursuant to the provisions of the aforesaid Sections becomes bound to take such action and (ii) the Trustee, fails to take such action within a reasonable time or to prosecute same with reasonable dispatch. Any action taken by a Noteholder pursuant to this provision shall be limited to the action which the Trustee was obliged to take. It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Trust Deed to seek to obtain priority or preference over other Noteholders or to enforce any right under this Trust Deed, except in the manner herein provided and for the equal and ratable benefit of all Notes.

Section 13.6                             Noteholder’s Right of Set-off.  At any time after the occurrence and during the continuance of any Event of Default any Noteholder (herein called a “Self-helping Noteholder”) may set-off any sum standing to the credit of the Bank or otherwise owing by the Self-helping Noteholder to the Bank, against the Bank’s obligations under the Note or Notes held by such Self-helping Noteholder. All monies so recouped by a Self-helping Noteholder shall be held in trust for immediate delivery to the Trustee who in turn shall distribute such sum among all Noteholders pro rata according to the principal value of the Notes respectively held by them. Notwithstanding the amount recouped by a Self-helping Noteholder (i) as between the Bank and such Self-helping Noteholder, the Bank’s obligations under the Note or Notes held by such Self-helping Noteholder shall be reduced and treated as paid to the extent only of the amount actually received by such Self-helping Noteholder from the Trustee upon ratable distribution among the Noteholders as aforesaid; (ii) as between the Bank and the other Noteholders, the Bank’s obligations to such Noteholders under the other Notes, shall be reduced by the ratable distribution received from the Trustee; and further, (iii) as between the Bank and a Self-helping Noteholder, such Self-helping Noteholder’s right of set-off shall persist and be exercisable from time to time until the ratable distributions from Trustee as aforesaid is equal to the aggregate amount of principal, accrued interest and other sum (if any) then owing on the Note(s) held by the Self-helping Noteholder, The Bank hereby irrevocably accepts and acknowledges that mutuality exists between a Self-helping Noteholder and the Bank to the full extent of the right of set-off hereby granted.

Section 13.7                             Intentionally Omitted.

Section 13.8                             Enforcement Action without Possession of Notes.  Any Enforcement Action, or other proceedings against the Bank (whether taken under this Trust Deed, or under any Related Documents or in pursuance of any statutory, common law or equitable right) may be taken and prosecuted by the Trustee without possession of any of the Notes or the production thereof in any proceedings relating thereto, and any such Enforcement Action or proceedings instituted by the Trustee may be brought by the Trustee in its name on behalf of Noteholders.

Section 13.9                             Application of Distributions from Enforcement Actions.  Distributions received by the Trustee shall, after satisfying any reasonable cost, charges, expenses and liabilities incurred by the Trustee (including any unpaid remuneration) in or about the execution of the trusts of this Trust Deed, be distributed by the Trustee ratably among the Noteholders and the Bank’s obligations under each Note shall be reduced only to the extent of the amount actually received by the holder of such Note from the Trustee on account of the Note. Any such distribution shall be applied, first towards payment of interest, second towards reimbursement of any expenses and costs recoverable by Noteholders and finally towards principal. The balance if any shall be paid to the Bank or other person lawfully entitled thereto.

Section 13.10                      Restoration of Position.  If the Trustee or any Noteholder having a right to take any Enforcement Action or other action pursuant to Section 13.5 shall institute such Enforcement Action or other action, as the case may be, and if such Enforcement Action or other action is discontinued or abandoned for any reason whatsoever, or is determined adversely to the Trustee or such Noteholder, then and in every such case the Bank, the Trustee and such Noteholder shall, subject to any determination in such proceedings, be restored to their former positions hereunder, and thereafter all rights and remedies of the Trustee or such Noteholder shall continue as though no such Enforcement Action or other action had been taken; subject to the right of the Trustee or Noteholder to recover (unless inconsistent with any court order judgment) all reasonable costs and expenses (including legal costs) incurred in connection with such Enforcement Action or other action, as the case may be.

Section 13.11                      Intentionally Omitted.

Section 13.12                      Right and Remedies Cumulative.  No right or remedy herein conferred upon the Trustee or, subject to Section 13.5 upon Noteholders, is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or the taking of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or taking of any other right or remedy.

Section 13.13                      Taxation.  The Trustee shall be authorised to withhold or deduct tax from any payments made to Noteholders, pursuant to the exercise of enforcement powers provided for in this Article 13, if so required by law. In such event, the Trustee shall provide the relevant Noteholder with a certificate confirming the amount of tax withheld or deducted and that payment thereof has been made to the appropriate Governmental Authority.

ARTICLE 14

INDEMNITY LIABILITY

Section 14.1                             Indemnity.  Without prejudice to any right of indemnity granted by law to trustees, the Trustee and every attorney, Arranger, agent, delegate or other Person appointed by it under this Trust Deed (the Trustee and all such persons being herein called “Indemnified Persons”) shall be indemnified by the Bank against all liabilities and expenses properly incurred by any Indemnified Person in the execution of the powers and trusts of this Trust Deed or of any powers, authorities or discretions vested in the Trustee or any other Indemnified Person, pursuant to this Trust Deed or any Related Document. The Bank shall also indemnify and hold harmless each Indemnified Person against (i) any and all registration, recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp or other taxes, registration and recording fees if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Trust Deed, the Notes, or any of the other Related Documents and any other documents; (ii) claim for taxes or other imposts by governmental authority arising out of or in connection with the distribution of payments by the Trustee to Noteholder (except income taxes on fees and other income earned by the Trustee hereunder); and (iii) any and all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Person, in each case arising out of or in connection with or by reason of (A) the execution or delivery of this Trust Deed or any agreement or instrument contemplated hereby, the performance or non-performance (other than by the Trustee) by the parties hereto of their respective obligations hereunder or under the Related Documents or the consummation of transactions contemplated hereby, (B) any Notes or the use of the proceeds therefrom, or (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto. The indemnity granted by this Section shall not apply in each case specified herein to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s negligence or willful misconduct. The agreements in this Section shall survive payment of all other amounts payable hereunder.

Section 14.2                             Intentionally Omitted.

Section 14.3                             Payment of Acceleration Losses.  If any payment of principal of any Note is made by the Bank to or for the account of a Noteholder as a result of acceleration of the maturity of such Note or for any other reason, the Bank shall, upon demand by such Noteholder, pay to such Noteholder any amounts required to compensate such Noteholder for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Noteholder to fund or maintain such Note.

Section 14.4                             Express Obligations.  The duties and obligations of the Trustee shall be determined by the express provisions of this Trust Deed and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth herein and no implied covenants shall he read into this Trust Deed against the Trustee. The Trustee shall not be required to ascertain whether the issuance or sale of the Notes or any amendment or termination of this Trust Deed has been duly authorised or is in compliance with any other agreement to which the Bank is a party (whether or not the Trustee is also a party to such other agreement) provided that as respect transfer of Notes nothing in this Section shall affect the duty of the Trustee to ensure apparent compliance with the provisions of this Trust Deed including Appendix 1.

Section 14.5                             Reliance; Knowledge.  The Trustee shall be entitled to rely, and shall be fully protected in relying, upon any written instrument, resolution, notice, consent, certificate, affidavit, letter, telecopy, message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Bank), independent accountants and other experts selected in good faith by the Trustee with reasonable care. The Trustee shall be fully justified in failing or refusing to take any action under this Trust Deed unless it shall first receive such advice or concurrence of the Noteholders or a majority of the Noteholders (determined in accordance with the voting provisions of Appendix 1 of this Trust Deed). The Trustee shall in all cases be fully protected in acting, or in refraining from acting, under this Trust Deed in accordance with a request of a majority of the Noteholders (determined as aforesaid).

ARTICLE 15

CHANGE OF TRUSTEE

Section 15.1                             Appointment of New Trustee.  The statutory power of appointing a new Trustee shall be vested in the Bank. Only a professional corporate trustee, a commercial bank, a licensed financial institution or a Bank or other entity providing corporate secretarial services and owned and operated by a firm of international accountants, may be appointed as trustee of this Trust Deed,

Section 15.2                             Removal of Trustee.  The Bank may, with the approval of Noteholders signified by Noteholders’ Super Majority remove from office the present Trustee or any future Trustee and appoint a new Trustee in the place of a Trustee who for any reason may cease to be the Trustee. The Noteholders may, by Noteholders’ Super Majority, from time to time remove from office the present Trustee or any future Trustee and upon such removal the Bank shall within thirty (30) days or such longer period as may be permitted by the Ordinary Resolution, appoint a new Trustee, not being the Trustee which was removed or any Affiliate of such Trustee.

Section 15.3                             Retirement of Trustee.  A Trustee may retire at any time, on giving to the Bank not less than three (3) months’ prior written notice, without assigning any reason and without being responsible for any costs occasioned by such retirement. Upon the retirement or removal from office of a sole Trustee, the Bank undertakes to use its best endeavours to procure that a new trustee (being a person qualified to hold the trusteeship hereof) shall be appointed in accordance with this Article 15. Notwithstanding anything in Section 15.2 or in this Section 15.3, the retirement or removal of any Trustee shall not become effective until a successor trustee is appointed in accordance with this Article.

ARTICLE 16

FEES AND EXPENSES

Section 16.1                             Trustee’s Fees.  The Bank shall pay to the Trustee the fees set out in the Trustee Fee Letter. Such payment shall be made at the times and in the manner set out in such Trustee- Fee Letter.

Section 16.2                             Expenses.  The Bank shall pay, or as the case may be, reimburse the Trustee all reasonable costs, charges and out of pocket expenses (including attorney’s fees and disbursements) properly incurred by the Trustee in connection with the (i) the preparation, and execution of this Trust Deed, including reasonable attorney’s fees; (ii) the performance by the Trustee of its duties hereunder or the exercise of any of its powers, authorities, and discretions; or (iii) any workout, restructuring or negotiation in respect of the Notes including:

(a)                                 postage and other costs of dispatching notices to Noteholders or otherwise corresponding with Noteholders;

(b)                                 convening, hosting and conducting meetings of Noteholders including rental of meeting hall where necessary;

(c)                                  photocopying and stationery costs;

(d)                                 costs and expenses incurred by the Trustee in relation to efforts to enforce its rights (for the benefit of Noteholders) under this Trust Deed, the Notes, any of the Related Documents,

All claim for payment or reimbursement of cost, charges and expenses shall be supported by invoices or other appropriate voucher. Payment or reimbursement shall be effected in the currency in which the cost, charge or expense was incurred. Without prejudice to the survival of any other agreement of the Bank hereunder, the agreement contained in this Section 16.2 shall survive the appointment of the Trustee under this Deed.

Section 16.3                             GCT.  All lees, costs and expenses shall be paid with OCT or other value added tax or impost where necessary pursuant to any Requirement of Law.

ARTICLE 17

MISCELLANEOUS

Section 17.1                             Waiver.  No course of dealing and no failure to exercise or delay in exercising on the part of the Trustee or any Noteholder, any right, remedy, power or privilege hereunder or under any Related Documents (including the Notes) shall operate as a waiver thereof or be construed to be an acquiescence on the part of the Trustee or any Noteholder; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 17.2                             Governing Law.  This Trust Deed is governed by, and shall be construed in accordance with, the laws of Jamaica and the Bank hereby irrevocably submits to the non-exclusive jurisdiction of the Jamaican courts. Nothing in this Trust Deed shall affect the right of the Trustee and, subject to Section 13.5, the right of Noteholders to commence legal proceedings or otherwise sue the Bank in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Bank in any manner authorized by the laws of any such jurisdiction.

Section 17.3                             Waiver of Immunity. To the extent that the Bank may be entitled in any jurisdiction to claim for itself or its assets in respect of its obligations under this Trust Deed or under any Note or other Related Document any immunity from any suit, execution, attachment. (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets. the Bank irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

Section 17.4                             Severability.  If any of the provisions of this Trust Deed becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 17.5                             Notice.  All notices, requests, demands, directions and other communications under this Trust Deed, unless otherwise stated herein, shall be in writing, and shall be sent by registered mailed or hand-delivered (including by prepaid courier) or sent by facsimile transmission as to each party hereto, at the address for such party set forth below, or at such other address as shall be designated by the party in a written notice to the other party hereto:

(a)                                 To the Bank:

FirstCaribbean International Bank (Jamaica) Limited
23-27 Knutsford Boulevard
Kingston 5
Jamaica.

Attention:  Managing Director

Facsimile:  876 960 2837

(b)                                 To the Trustee:

JCSD Trustee Services Limited
40 Harbour Street, Kingston, Jamaica
Attention:  Mr. Robin Levy
Telephone Number:  (876) 967-3271
Fax Number:  (876) 948-6653
Email address:  robin.levy@jamstockex.com

All such notices, requests, demands, directions and other communications shall be effective, in the case of hand-delivery, when received; in the case of facsimile transmission, when dispatched and such dispatch is confirmed by telephone to any director or senior manager of the addressee; and in the case of mail when same is actually received at the office of the Trustee or the Bank, as the case may be; provided that if a notice, request, demand, direction or other communication is actually received after business hours it shall be deemed to be received and become effective on the next Business Day.

Section 17.6                             Benefit of Agreement.  Except as expressly provided herein, this Trust Deed is solely for the benefit of the parties hereto and Noteholders and no other person shall acquire or have any right under or by virtue hereof.

Section 17.7                             Counterparts.  This Trust Deed may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Trust Deed by telecopier shall be effective as delivery of an original executed counterpart thereof.

Section 17.8                             Establishment of Trustee Administration Fund.  Unless otherwise agreed in the Trustee Fee Letter:

(a)                                 Upon the execution hereof the Bank shall deposit with the Trustee the sum of Twenty-Five Thousand Dollars (J$25,000) which shall be used by the Trustee to establish a fund (the “Trustee Administration Fund) subject to the terms hereof.

(b)                                 The Trustee shall be entitled (but not obliged) to draw funds from the Trustee Administration Fund for the purposes of financing its obligations under this Trust Deed or any Related Document, whether by way of advance payment or reimbursement, or to satisfy any of the costs recoverable by the Trustee and/or any Receiver under this Deed, including Trustee Fees.

(c)                                  The Trustee shall send a statement of account to the Bank from time to time at the Trustee’s discretion (but in any event at least quarterly) to account for all activity on the Trustee Administration Fund, and shall indicate the amount required to bring the balance of the fund back to Twenty-Five Thousand Dollars (J$25,000) (the Fund Deficit).

(d)                                 Within 30 days of receiving any such statement of account the Bank shall deposit with the Trustee an amount in Jamaican Dollars equivalent to the Fund Deficit.

(e)                                  The Trustee Administration Fund shall be kept in an account at the Trustee’s primary commercial bank from time to time and all amounts therein shall be returned to the Bank upon the termination of the Trustee’s engagement.

Section 17.9                             Effectiveness.  This Trust Deed shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto.

ARTICLE 18

CONFIDENTIALITY

Section 18.1                             Treatment of Confidential Information.  Each of the Trustee and the Noteholder agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) in connection with any transactions contemplated by any Related Document to any of its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by applicable laws, rules or regulations or by any subpoena or similar legal process; (iv) in connection with the exercise of any Enforcement Action or other remedies hereunder or under any Related Document or any suit, action or proceeding relating to this Trust Deed or any Related Document or the enforcement of rights hereunder or thereunder; (v) subject to an agreement containing provisions substantially the same as, and no less onerous than, those set out in this Section 18,1, to any purchaser of a Note or a participation therein, or any prospective purchaser of a Note or a participation therein; (vi) with the consent of the Bank; or (vii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Trustee or any Noteholder on a non-confidential basis from a source other than the Bank.

ARTICLE 19

ADVERSE MARKET CONDITIONS

Section 19.1                             Adverse Market Conditions.  In the event of an adverse market condition prior to the issue of any Note(s), the Arranger reserves the right to change the terms or pricing of the Note(s) if it is determined that such changes would be advisable and necessary. In such event the Arranger will consult with the Bank for the purpose of reaching an agreement on any changes deemed necessary.

ARTICLE 20

MEETINGS OF NOTEHOLDERS

Section 20.1                             Regulations Governing Meetings of Noteholders.  The provisions set out in Appendix l shall apply with respect to meetings of Noteholders.

SCHEDULE I

Representations & Warranties

1.                                      The Bank is duly licenced as a bank under the laws of Jamaica, is validly existing and in good standing under the laws of Jamaica and has all requisite, corporate or other power to enter into this Trust Deed and all Related Documents and to issue the Notes.

2.                                      The execution, delivery and performance of this Trust Deed and all the other Related Documents including the Notes have been duly authorised by all necessary corporate or other action, and do not violate any Requirement of Law or conflict with or result in the breach of, or constitute a default under, any other agreement or document under which the Bank is bound, or require the approval or consent of any other person.

3.                                      No authorisation or approval (including exchange control approval), consent or other action by and no notice to or filing with. any governmental authority or any other person is required for the due execution, delivery, performance, filing, validity or enforceability of this Trust Deed or any Related Documents including the Notes except that (a) this Trust Deed and the Notes shall be presented to the Commissioner of Stamp Duty for stamping; (b) this Trust Deed shall be duly recorded at the Island Record Office; and (c) this Trust Deed and each Related Document issued by the Bank including the Notes, when delivered hereunder will have been, duly executed and delivered by the Bank and will constitute the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with their respective terms.

4.                                      All financial and other information provided from time to time by the Bank to the Trustee and Noteholders shall, in the case of financial statements, fairly represent the financial position of the Bank as at such date and the results of the operation of the Bank for the period ended on such date and, as respects other documents, shall be complete and accurate in all material respects.

5.                                      To ensure the legality, validity, enforceability or admissibility in evidence in Jamaica of this Trust Deed and all the other Related Documents including the Notes it is not necessary that this Trust Deed or any other Related Document aforesaid or any other document be filed or recorded with any court or other authority in Jamaica except that the Trust Deed shall, by virtue of the power of attorney created therein, be recorded at the Island Record Office in Jamaica.

6.                                      Except for stamp duty payable upon the Trust Deed and on the Notes, no further stamp duty, tax, levy or other impost is chargeable or payable in Jamaica upon or with reference to the Trust Deed or any Related Documents,

7.                                      No litigation, arbitration or administrative proceedings is taking place, pending, or to the knowledge of the officers of the Bank, threatened against the Bank which would materially adversely affect the business, assets or financial position of the Bank.

8.                                      No taxes or other impost are imposed by withholding or otherwise on any payment to be made by the Bank under this Trust Deed or the Notes to any person resident in Jamaica.

SCHEDULE 2

Form of Note

PROMISSORY NOTE

FIRSTCARIBBEAN INTERNATIONAL BANK JAMAICA LIMITED

J$ Medium Term Promissory Notes due [  ], 2019

Serial number:

AMOUNT: J$	ISSUE DATE: [ ], 2016
MATURITY DATE: [ ], 2019

THIS. NOTE IS SUBJECT TO TRANSFER RESTRICTIONS WHICH inter alia, RESTRICT TRANSFERS TO ACCREDITED INVESTORS SUBJECT TO CONDITIONS.

THIS NOTE MAY BE SUBJECT TO RESALE RESTRICTIONS IMPOSED AND/OR TO BE IMPOSED BY THE FINANCIAL SERVICES COMMISSION OF JAMAICA.

FOR VALUE RECEIVED, FIRSTCARIBBEAN INTERNATIONAL BANK (JAMAICA) LIMITED (the “Issuer”) HEREBY PROMISES TO PAY to the order of                   or other registered holder hereof (the “Registered Holder”) the principal sum of           JAMAICAN DOLLARS (J$        ) the “Principal Amount” on or before the Maturity Date (as hereinbefore stipulated).

The Issuer further promises to pay interest on the unpaid principal amount hereof for each day during each Interest Period until the principal amount of the Note is repaid in full, at a rate per annum equal to the Agreed Rate. Accrued interest shall be payable in arrears on each Interest Payment Date. Interest at the relevant rate shall accrue from day to day (as well after as before any judgment) and be prorated on the basis of a 365-day year for the actual number of days in the relevant Interest Period.

If any principal or interest becomes due for payment on a day which is not a Business Day, payment thereof shall be made on the next succeeding Business Day (unless that day falls in the next calendar month in which event such payment shall be made on the immediately preceding Business Day). All payments of principal or interest shall be made upon presentment of this Note at the offices of [     ] at [     ], in the Parish of [     ]. All payments due under this Note shall be made without set-off or counterclaim.

This Note is one of the Notes referred to in the Trust Deed dated as of the [ ] day of [ ], 2016 (the “Trust Deed”) entered into by the Issuer and JCSD Trustee Services Limited the Trustee described therein and (1) this Note is issued subject to, and entitled to the benefit of, the provisions of the Trust Deed; and (2) this Note is also entitled to the benefit of the CIBC Guarantee (referred to in the Trust Deed).

This Note is unsecured.

This Note is subject to optional prepayment as provided for by the Trust Deed. This Note is also subject to mandatory repayment as provided for by the Trust Deed. Upon the occurrence of one or more of the Events of Default (as set out in the Trust Deed) all amounts then remaining unpaid shall become immediately due and payable.

The Issuer hereby waives notice of dishonour, protest and presentment.

This Note shall be governed by, and construed in accordance with, the laws of Jamaica.

In this Note:

“Agreed Rate of Interest” means 7.65% per annum.

“Interest Payment Date” means (i) in each case the date upon which interest is payable for the preceding Interest Period but, in respect of the last Interest Period, the Maturity Date, being in each case the date upon which interest is payable for the preceding Interest Period, being the final day of such Interest Period, or (ii) the date upon which interest may be payable pursuant to a Notice of Acceleration.

“Interest Period” means, in the first instance, the period commencing on the Issue Date and ending on [ ] and thereafter each six-month period expiring on [ ] and [ ] in each year, but in respect of the last Interest Period, commencing on the penultimate Interest Payment Date and continuing up to but excluding the Maturity Date.

“Maturity Date” means the date (herein provided for by which date the last payment with respect to principal payable under this Note is required to be paid.

“Notice of Acceleration” means a written notice stating that the principal sum owing hereunder has become due and payable (with or without interest) due to the occurrence of an Event of Default (as set forth in the Trust Deed).

IN WITNESS whereof, the Issuer has caused this Note to be duly executed manually on its behalf.

FIRSTCARIBBEAN INTERNATIONAL BANK (JAMAICA) LIMITED

By:		[seal]
Director/Authorised Signatory

By:
Director/ Authorised Signatory

AUTHENTICATED without recourse, warranty or liability
JCSD TRUSTEE SERVICES LIMITED

By:
(Authorised Signatory)

ENDORSEMENTS

(Endorsee should note the transfer restrictions referred to above. An endorsee should register change of ownership with the Trustee who maintains a Register of Noteholders.)

(1) Pay:	(2) Pay:
[Name of Transferee]	[Name of Transferee]

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 3

Trustee’s Authentication Certificate

JCSD Trustee Services Limited

“AUTHENTICATED without recourse, warranty or liability

By:
(Authorised Signatory)”

IN WITNESS whereof this Trust Deed was duly executed by the parties the day and year first hereinbefore written.

EXECUTED under the Common Seal of FirstCaribbean International Bank (Jamaica) Limited	) )	/s/ Nigel Holness
	)	Director/Authorised Signatory
)
in accordance with its Articles of Association in the	)	/s/ Allison Rattray
presence of:	)	Director/Authorised Signatory
)
)
)
	)	Director/Secretary/Authorised Signatory

/s/ Sherian Mac Donald
Witness

Jamaica S.S.

BE IT REMEMBERED that on the 9th day of December Two Thousand and Sixteen before me the undersigned one of Her Majesty’s Justices of the Peace in and for this Island personally came and appeared SHERIDAN MACDONALD of 23-27 Knutsford Blvd Kingston 5 in the Parish of St Andrew the attesting witness to ,the due execution of the foregoing Trust Deed who, being by me duly sworn made oath and said that he was present and did see the common seal of First Caribbean International Bank (Jamaica) Limited put and affixed to the said Trust Deed and that he/she did further see the said Trust Deed signed by Nigel Holness, a Director and countersigned by Allison Rattray, Authorized Signatories of the Bank and duly executed and delivered as and for the proper act and deed of the Bank for the purposes therein mentioned.

/s/ Maria Morgan
Justice of the Peace
For the Parish of St. Andrew

EXECUTED under the Common Seal of	)	/s/ Marlene Street Forrest
JCSD Trustee Services Limited	)	Director/Authorised Signatory
By	)
And	)
in the presence of:	)	/s/ Robin Levy
	)	Director/Authorised Signatory

/s/ Ava-Gaye Smith
Witness

Jamaica S.S.

BE IT REMEMBERED that on            the day of           Two Thousand and Sixteen before me the undersigned one of Her Majesty’s Justices of the Peace in and for this Island personally came and appeared Ava-Gaye Smith of 40 Harbour Street in the Parish of Kingston the attesting witness to ,the due execution of the foregoing Trust Deed who, being by me duly sworn made oath and said that he was present and did see the common seal of JCSD Trustee Services Limited put and affixed to the said Trust Deed and that he/she did further see the said Trust Deed signed by Marlene Street Forrest, a Director and countersigned by Robin Levy, the Secretary of JCSD Trustee Services Limited the and  duly executed and delivered as and for the proper act and deed of JCSD Trustee Services Limited for the purposes therein mentioned.

/s/ Patricia Cuffe
Justice of the Peace
For the Parish of Kingston

APPENDIX 1

PROVISIONS WITH RESPECT TO MEETINGS

1.                                      Meetings

At any time and from time to time the Trustee may and shall, upon the written request of holders of not less than one-quarter in nominal amount of the Notes in issue and upon being indemnified to the Trustee’s satisfaction in respect of costs and expenses to be incurred in so doing, convene a meeting of the Noteholders.

2.                                      Notice

2.1                               At least seven (7) days’ notice (inclusive of the day of service but exclusive of the day of the meeting) of the place, date and time of any meeting shall be given to the Noteholders but a meeting called at shorter notice shall be deemed to be duly called if it is so agreed by Noteholders holding not less than three-fourths in nominal value of the Notes or if the Trustee certifies in the notice summoning such meeting that time is of the essence. Notice shall be served by personal delivery, prepaid courier or facsimile transmission.

2.2                               It shall be necessary to specify in any notice under this clause only the general nature of any business to be transacted at such a meeting.

2.3                               The accidental omission to give notice of a meeting to (or the non-receipt of notice of a meeting by) any person entitled to receive the notice shall not invalidate the proceedings at that meeting.

3.                                      Chairman

The chair shall be taken by a person nominated by the Trustee. If no person shall be so nominated or if the person nominated shall be absent from a meeting or shall refuse to act, the Noteholders may elect a chairman from among themselves.

4.                                      Quorum

4.1                               Except as otherwise provided in this Schedule, no business shall be transacted at any meeting unless a quorum of Noteholders is present at the time when the meeting proceeds to business.

4.2                               A quorum shall consist of not less than two (2) persons holding or representing by proxy more than fifty percent in nominal value of the Notes for the time being outstanding.

4.3                               If within half an hour from the time appointed for the meeting a quorum is not present the meeting, if convened on a requisition of Noteholders shall, be dissolved and in any other ease shall stand adjourned to the same day in the next week but at the same place and time or to such other place and time (not less than ten (10) days later) as the Trustee shall direct and if at such adjourned meeting a quorum is not present, the Noteholders then present in person or by proxy shall be a quorum provided that at least three (3) days’ notice of such adjourned meeting shall be given to the Noteholders specifying that if a quorum is not present, the Noteholders present shall be a quorum.

5.                                      Business at Adjourned Meeting

The Chairman may, with the consent of the meeting at which a quorum is present, adjourn any meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

6                                         Voting

6.1                               At every meeting every Noteholder present in person or by proxy shall be entitled to one (1) vote on a show of hands. On a poll, every Noteholder present in person or by proxy shall have one (1) vote for every complete J$1,000,000 nominal value of Notes held by him and in respect of those for which he holds a proxy.

6.2                               If two (2) or more persons are registered as joint owners of any Notes, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the other joint holder(s) and for this purpose seniority shall be determined by the order in which their names stand on the Register of Noteholders.

6.3                               At any meeting, a resolution put to the vote shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands) a poll is demanded by the Chairman or by any Noteholder present in person or by proxy.

6.4                               A Noteholder who is incapable of managing his affairs by reason of mental disorder may vote by his receiver.

6.5                               Unless a poll is demanded, a declaration by the Chairman that a resolution has been carried or lost by a show of hands and an entry to that effect in the minute book referred to in Rule 10 of this Appendix shall be conclusive evidence that the resolution has been passed or lost without proof of the number of votes recorded in favour or against such resolution.

6.6                               No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting whose decision shall be final and conclusive.

6.7                               In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman shall have no casting vote.

7.                                      Poll

7.1                               Subject to Rule 7.2, if a poll is demanded, it shall be taken in such manner and at such time and place as the Chairman directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. Pending the taking of a poll the meeting may proceed with other business other than that upon which the poll has been demanded or any business which is not contingent on the outcome of the poll.

7.2                               A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith.

7.3                               A demand for a poll may be withdrawn.

7.4                               On a poll a Noteholder or his proxy need not use all his votes or use all the votes he casts in the same way.

8.                                      Proxies

8.1                               The instrument appointing a proxy shall be in writing signed by the appointor or his authorised attorney or if the appointor is a corporation either under seal or under the hand of an officer or authorised attorney and may be in any suitable and proper form.

8.2                               A proxy need not be a Noteholder.

8.3                               The instrument appointing a proxy and any power of attorney or other authority under which it is signed shall be deposited at the registered office of the Trustee not less than twenty-four (24) hours before the time appointed for holding the meeting in respect of which such proxy is to be used unless the notice convening the meeting shall otherwise direct that delivery of proxy may be made at later time which, in any case, shall not be later than the time fixed for commencement of the meeting.

8.4                               A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or mental disorder of the principal or revocation of the proxy or of the authority under which the proxy was executed provided that no intimation in writing of such death, mental disorder or revocation shall have been received by the Trustee at its registered office or at such other place (if any) for the deposit of instruments of proxy as may have been specified in the notice convening the meeting before the commencement of the meeting or adjourned meeting at which the proxy is used.

8.5                               A proxy may not vote on a show of hands but may demand or join in a demand for a poll and may vote on such a resolution whether by hand or on a poll.

9.                                      Corporations’ Representatives

Any corporation being a Noteholder may by writing under the hand of one of its directors or its secretary or any president or vice-president authorise any person to act as its representative at any meeting of the Noteholders and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation he represents as that corporation could exercise if it were an individual Noteholder present in person at the meeting.

10.                               Minutes

The Chairman of the meeting shall, at the expense of the Trustee, cause minutes of the proceedings of the meeting to be drawn up and entered in a book to be kept for that purpose by the Trustee and the minutes shall be signed by the Chairman at any time after the conclusion of the meeting. Any such minutes, if purporting to be signed by such Chairman, shall be conclusive evidence of the matters stated in such minutes unless at a subsequent meeting an amendment is proposed and carried in which case, the amended resolution shall be conclusive evidence of the matters stated in such minutes.

11.                               Ordinary Resolution

An ordinary resolution is a resolution passed at a meeting of the Noteholders convened and held in accordance with the provisions hereof by a majority of the persons voting at such meeting upon a show of hands provided that such majority holds more than fifty per cent (50%) in nominal value of the Notes for the time being outstanding, or if a poll is demanded, then by Noteholders holding or representing by proxy Notes constituting more than fifty per cent (50%) in nominal value of the Notes for the time being outstanding.

12.                               Effect of Ordinary Resolution

Subject to the Rules of this Appendix, a duly passed Ordinary Resolution shall be binding on all the Noteholders including those voting against the motion and those who were not present at the meeting at which such Ordinary Resolution was passed.

APPENDIX 2

Trading Restrictions

Each Noteholder by purchasing Note(s) shall be bound by the following Trading Restrictions:

1.1                               As used in these Trading Restrictions, the following terms have the following meanings:

“Accredited Investor” means any investor for the time being who meets the qualification for Accredited Investors set out in the Schedule of Accredited Investors attached hereto.

“Affiliate” has the meaning ascribed thereto in the Trust Deed.

“Confidential Information” has the meaning ascribed thereto in the Trust Deed.

“Person” means any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Securities Law” means (a) as respect Jamaica, the Securities Act, the Companies Act and all regulations, directives, orders, rulings, notices, circulars, guidelines, or policy statements having the force of law made or issued under, or in connection with, the Companies Act, the Securities Act or any other law regulating the sale of securities; and (b) in the case of any other country, all relevant laws or regulations, directives, orders, rulings, notices, circulars, guidelines, or policy statements having the force of law made or issued by the relevant authority in such other country and regulating the sale of securities.

“Sell” with reference to Notes, means to offer, pledge, assign, sell, contract to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any Note or any interest therein and “ Sale” and other cognate expression shall be construed accordingly.

1.2                               References to any specific law or regulation shall be taken to mean such law or regulation as same may from time to time be amended or any other law or regulation enacted or promulgated in place of, or supplemental to, any existing law or regulation.

2.                                      Trading

2.1                               It is understood and agreed that the Noteholder may not Sell any Notes acquired by him except in compliance with the following restrictions.

(A)                               each Sale of Notes or any interest therein shall be made only to Accredited Investors;

(B)                               no Sale shall be effected by the Noteholder at any time in circumstances which either (i) constitute an issue to the public or (ii) at the time of such Sale would impose any obligation or other duty upon the Bank or the Noteholder, under

Securities Law to file any prospectus, registration statement or other document with the Registrar of Companies, the Financial Services Commission or any agency or department of Government;

(C)                               no Sale shall be made (i) in the United States or to any US Person in circumstances which would violate the Securities Law of the United States or which would oblige the Bank or the Noteholder, as the case may be, to file any prospectus, registration statement or any other document with the Securities and Exchange Commission or any agency or department of the Federal Government or a State; or (ii) to any other Person resident in any other country (including Jamaica) in violation of the Securities Law of such other country or which would oblige the Bank or the Noteholder, as the case may be, to file any prospectus, registration statement or any other document with any agency or department of the Government of such other country; and

3.                                      Noteholder’s undertaking

Each Noteholder hereby undertakes as follows:

(A)                               with the aim of ensuring that a purchaser of Notes from such Noteholder and all subsequent holders of the Notes shall be bound by the terms and restrictions set out in this Appendix, to procure that such purchaser shall enter into a purchase agreement containing terms similar in all material respects to the terms of this Appendix, undertaking to be bound by the restrictions set out herein; and

(B)                               not to engage in any public solicitation or the publication of any advertisement or other Selling efforts which would violate any Securities Law or which, if which, if a Sale were consummated, would violate any of the restrictions set out above.

4.                                      Restrictions Co-extensive with the life of the Notes

The above restrictions shall persist throughout the life of the Notes until redemption and shall also apply to a Noteholder in respect of Notes which such Noteholder may acquire in the market after the Issue Date.

5.                                      Effectiveness of Provisions.

The provisions of this Appendix shall, as respect a Noteholder, become effective upon the acquisition of any Note whether in any initial allotment or by purchase from other Noteholders and shall be binding upon each Noteholder and his assigns.

Schedule of Accredited Investors

“Accredited Investors” means any of the following Persons who acquires Notes or interest in Notes for his own account or for the account of another Accredited Investor (but only to the extent that any such Person is not prohibited by Securities Laws in Jamaica from acquiring securities in private placements), namely:

(a)                                 any governmental authority or public statutory corporation constituted under any written law in Jamaica, or company a majority of the voting shares of which are owned by the Government of Jamaica;

(b)                                 a bank, an insurance company or financial institution registered under applicable law;

(c)                                  an approved retirement scheme, approved superannuation fund or specified pension fund, as defined in The Pensions (Superannuation Funds and Retirement Schemes) Act, 2004;

(d)                                 any officer or general partner of the issuer, or any officer of a general partner of the issuer;

(e)                                  any unit trust, mutual fund, non-redeemable investment fund or other collective investment scheme that is registered with the Financial Services Commission (the “Commission”);

(f)                                   a trust company or licensed dealer purchasing as principal or on behalf of a fully-managed account where the account holder is an accredited investor;

(g)                                  any individual whose net worth exceeds 50 million dollars, or a corporation over 90% of the voting shares of which are owned by such an individual or a trust of which such an individual is the sole primary beneficiary;

(h)                                 any individual who had an income before taxes in excess of 10 million dollars in each of the two most recent calendar years, or a corporation over 90% of the voting shares of which are owned by such an individual or a trust of which such an individual is the sole primary beneficiary;

(i)                                     any entity that had net assets in excess of 250 million dollars as reflected in its audited financial statements for its most recently completed fiscal year or alternatively, if its most recently completed fiscal year ended less than 90 days prior to the relevant date, as reflected in its audited financial statements for its second most recently completed fiscal year;

(j)                                    an entity in respect of which all of the owners of interests, direct or indirect or beneficial, are accredited investors;

(k)                                 any entity incorporated or constituted outside of Jamaica that is analogous to the entities listed in paragraphs (a) to (f) or that qualifies as an accredited investor or has a similar status however defined, under the securities legislation of its governing jurisdiction;

(l)                                     any individual residing outside of Jamaica who qualifies as an accredited investor (however defined) or has a similar status, under the securities legislation of the individual’s country of residence, or who meets the criteria specified in paragraph (g) or (h) and is otherwise lawfully entitled to purchase the securities under the securities laws applicable to such purchase;

(m)                             any individual or entity recognized as an accredited investor by the Financial Services Commission;